Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made this 21st day of October, 2016 by and between Mark Tobin (the “Executive”) and NanoFlex Power Corporation (the “Company”). All capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in that certain Employment Agreement dated as of September I, 2015 (the “Employment Agreement”) between the parties.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Modification of Employment Agreement.

1.1	Modification of Section 2 Positions and Responsibilities. Section 2 of the Employment Agreement shall be modified to be entirely replaced with the following language “During the Term of this Agreement, the Executive shall serve as the Chief Financial Officer and Executive Vice President of the Company. The Executive shall have the duties and functions that are generally associated with the position of Chief Financial Officer and Executive Vice President and will be responsible for such other duties as may from time to time be reasonably assigned to him by the Company’s Board of Directors or Chief Executive Officer.”

1.2	Modification of Section 4.1 Base Salary. Section 4.1 of the Employment Agreement shall be modified to also include the following language at the end of the sentence ended with “Salary.)”: “Upon the Company’s raising not less than $6,000,000 in the aggregate from sales of its securities subsequent to the date of this Amendment (the “Triggering Event”), the Base Salary under this Agreement shall automatically increase upon the occurrence of the Triggering event from $190,000 per annum to $225,000 per annum.”

1.3	Modification of Section 6.1. Section 6.1 shall be modified to add the following language immediately after the end of Section 6.1 and before the start of Section 6.2 “Section 6.1.2 Termination for Good Reason. At any time during the term of this Agreement, the Executive may terminate this Agreement for Good Reason (as defined below) by giving the Board of Directors of the Company thirty (30) calendar days written notice of intent to terminate, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. Upon the expiration of the thirty (30) day notice period, the Good Reason termination shall become effective, and the Company shall pay and provide to the Executive the benefits set forth in this Section 6.1.2(b).

6.1.2 (a) “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following:

(i) the assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities and status (including offices, titles, and reporting requirements) as an executive of the Company, or a reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities from those in effect during the immediately preceding fiscal year, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) a reduction by the Company in the Executive’s Base Salary, as provided in Section 4.1 herein; or

(iii) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 14.1 herein.

6.1.2(b) Upon a termination of the Executive’s employment for Good Reason at any time other than during a Change of Control Period, the Executive shall be entitled to receive the same payments and benefits, payable in the same manner, as he is entitled to receive in Section 6.2(a). The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.”

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1.4	Modification of Section 6.2(a). Section 6.2(a) of the Employment Agreement shall be modified to be entirely replaced with the following language “If the Executive’s employment is terminated by the Executive for Good Reason, or if the company terminates the Executive’s employment hereunder for any reason other than as set forth in Section 1 hereof, the Executive or his estate shall be paid any accrued Base Salary and other benefits, if any, hereunder for an additional six (6) months after the Termination Date. Additionally, the Warrant Shares and any additional unvested equity compensation granted by the Company to the Executive hereunder, shall vest immediately on the Termination Date. The Executive shall also be paid any unreimbursed expenses incurred by the Executive pursuant to Section 5 hereof in accordance with the terms and provisions of that section, incurred through the Termination Date.”

1.5	Modification of Section 6.2(b). Section 6.2(b) of the Employment Agreement shall be modified to be entirely replaced with the following language “If, the Company or Executive sends a Notice of Termination, as described in Section 1 hereof, the Executive shall be paid any accrued Base Salary, and other benefits, if any, hereunder through the Termination Date and if the Executive continues to perform his duties pursuant to this Agreement after receipt of the Notice of Termination until the Termination Date, the Executive shall also receive the Base Salary, Warrant Shares, and other benefits hereunder, if any, for an additional six (6) months after the Termination Date. Additionally, the Warrant Shares and any additional unvested equity compensation granted by the Company to the Executive hereunder, shall vest immediately on the Termination Date. The Executive shall also be paid any unreimbursed expenses incurred by the Executive pursuant to Section 5 hereof in accordance with the terms and provisions of that section, incurred through the Termination Date.”

2.           Miscellaneous. Except as amended pursuant to this Amendment, the Employment Agreement (including the Schedules and Exhibits thereto) remains in effect in all respects.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Employment Agreement to be executed as of the date first written above.

NanoFlex Power Corporation		Executive:

By:	/s/ Dean L. Ledger	/s/ Mark Tobin
	Dean L. Ledger, CEO	Mark Tobin

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